Exhibit 99.1

NEWS RELEASE

BONANZA CREEK ENERGY

receives unsolicited inquiry from bill barrett corporation

DENVER, Colorado – January 17, 2017 /Globe Newswire/ – Bonanza Creek Energy, Inc. (NYSE: BCEI) (“Bonanza Creek” or the “Company”) today announced that it received an unsolicited inquiry from Bill Barrett Corporation (“Bill Barrett”) regarding a potential transaction between Bonanza Creek and Bill Barrett.

From time to time, the Company receives unsolicited inquiries from third parties regarding potential transactions involving or relating to the Company’s assets. Following the Company and its subsidiaries’ commencement of chapter 11 bankruptcy cases in the United States Bankruptcy Court for the District of Delaware (the “Chapter 11 Cases”) on January 4, 2017 and the announcement of its prepackaged plan of reorganization, the Company anticipated that it might receive additional, similar unsolicited inquiries during the pendency of the Chapter 11 Cases.

Consistent with the Company’s obligations as a debtor in possession in the Chapter 11 Cases, the Company agreed to review the potential transaction proposed by Bill Barrett in its unsolicited inquiry and entered into a confidentiality agreement with Bill Barrett (the “Confidentiality Agreement”) on January 16, 2017. On January 17, 2017, Bill Barrett disclosed the existence of, and the fact that the Company entered into, the Confidentiality Agreement in a Form 8-K filed with the SEC (the “Bill Barrett Form 8-K”). The Company was given no prior notice that Bill Barrett intended to file the Bill Barrett Form 8-K, and the Company views the filing of the Bill Barrett Form 8-K as a violation of the terms of the Confidentiality Agreement. In keeping with the agreement it made with Bill Barrett pursuant to the Confidentiality Agreement, the Company does not intend to publicly comment further on this matter at this time, and no party should presume that the Company’s failure to comment further on this matter is an indication of the Company’s position with respect to the unsolicited inquiry it received from Bill Barrett.

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated primarily in the Rocky Mountains in the Wattenberg Field, focused on the Niobrara and Codell formations, and in southern Arkansas, focused on oily Cotton Valley sands. The Company’s common shares

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are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

For Further Information, Please Contact:

James R. Edwards

Director, Investor Relations

(720) 440-6136

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